Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals ANNOUNCES That NASDAQ GRANTED AN EXTENSION TO REGAIN COMPLIANCE WITH THE EQUITY STANDARD RULE

BERKELEY HEIGHTS, NJ, October 24, 2024 -- Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing innovative cancer medicines, today announced that it received a written notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company an extension until December 24, 2024, to regain compliance with Nasdaq’s  minimum stockholders equity requirement under Nasdaq Listing Rule 5550(b)(1) (the "Equity Standard Rule"). This Notice has no immediate effect on the listing of the Company's common stock on Nasdaq.

As previously reported, on August 26, 2024, the Listing Qualifications Staff of Nasdaq (the “Staff”) determined that the Company was not in compliance with the Equity Standard Rule because the Company reported stockholders’ equity of less than $2.5 million as of June 30, 2024.

Notwithstanding the foregoing, there can be no assurance that the Company will be able to meet the deadlines or conditions imposed by the Hearings Panel, or regain compliance with all applicable requirements for continued listing. Additionally, the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Hearing Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review the Hearing Panel’s decision, it may affirm, modify, reverse, dismiss or remand the decision to the Hearing Panel.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, and the anti-mitotic program plogosertib, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies.  Cyclacel's strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things, statements related to the Company’s ability to regain compliance with Nasdaq’s stockholders equity requirement and remain listed on Nasdaq. Factors that may cause actual results to differ materially include market and other conditions, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and Cyclacel’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Company:	Paul McBarron, (908) 517-7330, IR@cyclacel.com

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